Exhibit 8.1

WHITEFORD, TAYLOR & PRESTON L.L.P.
COLORADO
SEVEN SAINT PAUL STREET	DELAWARE*
BALTIMORE, MARYLAND 21202-1636	DISTRICT OF COLUMBIA
MAIN TELEPHONE (410) 347-8700	FLORIDA
FACSIMILE (410) 752-7092	KENTUCKY
MARYLAND
NEW YORK
NEW JERSEY
NORTH CAROLINA
VIRGINIA

WWW.WHITEFORDLAW.COM
(800) 987-8705

OPINION LETTER

August 7, 2026

Presidio Property Trust, Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special tax counsel to Presidio Property Trust, Inc., a Maryland corporation (the “Company”), in connection with its filing on the date hereof with the United States Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (as the same may be amended from time to time, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is based on certain assumptions and factual representations, including the facts set forth in the Registration Statement, concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies of such documents certified or otherwise identified to our satisfaction, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have not made an independent investigation or audit of the facts set forth in the documents furnished to us or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification.

*Whiteford, Taylor & Preston L.L.P. is a limited liability partnership. Our Delaware offices are operated under a separate Delaware limited liability company, Whiteford, Taylor & Preston L.L.C.

Presidio REIT August 7, 2026 Page 2	OPINION LETTER

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law, the laws of any other local agencies within any state, or the laws of any jurisdiction whatsoever outside of the United States.

Based on such facts, and subject to the qualifications, assumptions, representations, and limitations referenced herein, it is our opinion that:

1.	Commencing with its taxable year ended December 31, 2000, through December 31, 2025, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code; and

2.	The statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the statutes or regulations, referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer’s Certificate may affect the conclusions stated herein.

Presidio REIT August 7, 2026 Page 3	OPINION LETTER

As described in the Registration Statement, the Company’s qualifications and taxation as a REIT depend upon the Company’s ability to meet the various requirements imposed under the Code, including through actual annual operating results, asset composition, distribution levels, and diversity of stock ownership. The results of these tests have not been and will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Registration Statement as it relates only to U.S. federal income tax matters. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in Securities Act or the rules and regulations of the SEC thereunder.

Sincerely,

Whiteford, Taylor & Preston LLP
WHITEFORD, TAYLOR & PRESTON L.L.P.